Exhibit 99.1
                                                                   News Release

Contacts:

Jerome I. Feldman
Chairman & CEO
(914) 249-9750

                           NATIONAL PATENT DEVELOPMENT
                     ANNOUNCES RECEIPT OF ADDITIONAL CAPITAL

NEW YORK - January 10, 2005 - National Patent Development Corporation (NPDV.OB), a holding company with interests in optical plastics, paint and hardware distribution, and pharmaceuticals, today announced the receipt of a $5 million additional capital contribution from GP Strategies Corporation.

In connection with the spin-off of National Patent Development by GP Strategies, GP Strategies agreed to make an additional capital contribution to National Patent Development in an amount equal to the first $5 million of any proceeds (net of litigation expenses and taxes incurred, if any), and 50% of any proceeds (net of litigation expenses and taxes incurred, if any) in excess of $15 million, received with respect to the arbitration and the related litigation claims described below. The $5 million was paid pursuant to such agreement.

GP Strategies Corporation has announced that its wholly owned subsidiary, General Physics Corporation, has received $18.4 million from Electronic Data Systems Corporation in payment of the previously announced arbitration award relating to General Physics' 1998 acquisition of Learning Technologies, and that Electronic Data Systems has agreed that the arbitration award is final and binding and that it will take no steps of any kind to vacate or otherwise challenge the award.

GP Strategies also has a litigation pending in New York state court against MCI Communications Corporation and Electronic Data Systems Corporation alleging fraud in connection with the Learning Technologies acquisition. In the fraud action, GP Strategies seeks actual damages in the amount of $117.9 million plus interest, punitive damages in an amount to be determined at trial, and costs. Such damages are subject to reduction by the amount recovered in the arbitration. GP Strategies has stated that it will now proceed with the fraud claim against EDS, which had been stayed until the related arbitration was concluded. The fraud action against MCI had been stayed as a result of the bankruptcy of MCI. In February 2004, the bankruptcy court lifted the stay so that the state court could rule on the merits of MCI's summary judgment motion, which is currently before the court.

The forward-looking statements contained herein reflect National Patent Development's management's current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, all of which are difficult to predict and many of which are beyond the control of National Patent Development, including, but not limited to the risks and uncertainties detailed in National Patent Development's periodic reports and registration statements filed with the Securities and Exchange Commission.

                                                      # # # #